EXHIBIT (a)(1)(E)

Offer to Purchase for Cash
by
THOMASVILLE BANCSHARES, INC.
up to
55,000 Shares of its Common Stock
at
$20.00 Per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
EASTERN TIME, ON FRIDAY, OCTOBER 25, 2002, UNLESS THE OFFER IS EXTENDED.

September 6, 2002

To Our Clients:

     Enclosed for your consideration is the Offer to Purchase dated September 6, 2002, of Thomasville Bancshares, Inc., a Georgia corporation, and a related specimen Letter of Transmittal (which together constitute the “Offer”), pursuant to which Thomasville is offering to purchase up to 55,000 shares of its outstanding common stock, par value $1.00 per share, for cash at a purchase price of $20.00, without interest, upon the terms and subject to the conditions set forth in the Offer. The Offer to Purchase and a specimen Letter of Transmittal are being forwarded to you as the beneficial owner of shares held by us in your account but not registered in your name. A tender of such shares can be made only by us as the holder of record and only pursuant to your instructions.

     THE SPECIMEN LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.

     Your attention is called to the following:

•	the purchase price is $20.00 per share to you in cash;

•	the Offer is not conditioned upon any minimum number of shares being validly tendered;

•	the Offer expires at 5:00 p.m., Eastern Time, on Friday, October 25, 2002, unless extended (the “Expiration Date”). Shares must be properly tendered by the Expiration Date to ensure that at least some of your shares will be purchased if there is proration. Your instructions to us should be forwarded in ample time to permit us to submit a timely tender on your behalf;

•	As described in the Offer to Purchase, if more than 55,000 shares have been validly tendered and not withdrawn before the “expiration date,” as defined in Section 1 of the Offer to Purchase, Thomasville will accept shares for purchase in the following order of priority: (i) all shares validly tendered and not withdrawn before the expiration date by any shareholder who owned beneficially, as of the close of business on September 6, 2002, and who continues to own beneficially as of the expiration date, an aggregate of fewer than 100 shares and who validly tenders all of such shares (partial tenders will not qualify for this preference) and completes the box captioned “Odd Lots” in the Letter of Transmittal and, if applicable, the

Notice of Guaranteed Delivery; and (iii) after purchase of all of the foregoing shares, all other shares validly tendered and not withdrawn on or before the expiration date on a pro rata basis; and

•	the Offer is subject to the terms and conditions set forth in the Offer to Purchase, which you should read carefully.

     If you wish to have us tender any or all of your shares, will you kindly so instruct us by completing, executing and returning this form to us. An envelope to return your instructions to us is enclosed. If you authorize the tender of your shares, all such shares will be tendered unless otherwise specified by you in the instruction form.

     The enclosed specimen Letter of Transmittal is furnished to you for your information only and should not be used to tender shares. The method of delivery of this document is at the election and the risk of the tendering shareholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all other cases, sufficient time should be allowed to ensure timely delivery.

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of shares residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

INSTRUCTIONS

     The undersigned acknowledge(s) receipt of your letter enclosing the Offer to Purchase, dated September 6, 2002, and a specimen Letter of Transmittal relating to the offer by Thomasville Bancshares, Inc. to purchase up to 55,000 shares of its outstanding common stock, or such greater number of shares as Thomasville may elect to purchase.

     This will instruct you to tender to Thomasville Bancshares the number of shares indicated below (or, if no number is indicated below, all shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase, and in the related specimen Letter of Transmittal that you have furnished to the undersigned.

SHARES TENDERED

Indicate the aggregate number of shares to be tendered: ______________________ shares

Signature:

Name:

(Please Print)

Account Number:

Address:

Area Code and Telephone Number:

Taxpayer Identification or Social Security Number:

Date: _________________________ , 2002